Exhibit 99.1

BOOKHAM ANNOUNCES THE FILING OF ITS FORM 10-K AND RELATED AUDITOR OPINION
SAN JOSE, Calif., – Sept. 13, 2005 – Bookham, Inc., (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, announced today that Ernst & Young LLP, its independent registered public accounting firm, issued an audit report dated September 8, 2005 with respect to its financial statements for the fiscal year ended July 2, 2005, the six-month period ended July 3, 2004, and each of the two years in the period ended December 31, 2003 that included a going concern paragraph explaining the Company’s need to generate funds by raising equity capital and selling selected assets.
This announcement is made in compliance with NASDAQ Marketplace Rule 4350(b), which requires that a public announcement be made regarding the receipt of an audit opinion that contains a going concern qualification.
About Bookham
Bookham, Inc. (Nasdaq: BKHM) designs, manufactures and markets optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. The Company has manufacturing facilities in the UK, US, China and Switzerland; and offices in the US, UK, Canada, China, France and Italy, and employs

www.bookham.com	Thinking Optical Solutions™

approximately 2,000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com.
Bookham is a registered trademark and all other Bookham product names and slogans are trademarks or registered trademarks of Bookham in the U.S.A. or other countries.
The registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. No securities may be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell, or the solicitation of an offer to buy any such securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Any statements in this press release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the Company’s most recent annual report filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

www.bookham.com	Thinking Optical Solutions™
Contact:
Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400
ir@bookham.com
Steve Abely
Bookham, Inc.
Chief Financial Officer
(408) 383-1400